Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We consent to the incorporation by reference in this Registration Statement on Form N-4 our reports on Nationwide Variable Account - II and Nationwide Life Insurance Company and subsidiaries (the Company), dated March 13, 2014 and February 28, 2014, respectively, which appear in the Registration Statement on Form N-4 (File No. 333-104512). We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement on Form N-4 (File No. 333-104512), incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
February 13, 2015